Exhibit 10.7

RESTRICTED UNIT AGREEMENT

[Company] (the “Global Affiliate”) confirms that, on [date], [year] (the “Grant Date”), you were granted [amount in words] ([number]) Restricted Units under the MetLife International Restricted Unit Incentive Plan (the “Plan”), and approves and ratifies such grant. Your Restricted Units are subject to the terms and conditions of this Restricted Unit Agreement (this “Agreement”) and of the Plan (which is incorporated in this Agreement by reference). Any payment due under this Agreement may be made by any one or more Affiliates (each such Affiliate(s) making any such payment will be known as a “Paying Affiliate.

1. Standard Settlement Terms

(a) The terms of this Section 1 shall be referred to as the “Standard Settlement Terms” and will apply to your Restricted Units except in so far as Sections 2 or 3 apply.

(b) The Period of Restriction for your Restricted Units will end in stages on the first three anniversaries of the Grant Date. Each portion of your Restricted Units subject to a different Period of Restriction shall be referred to as a “Unit Tranche.” The Period of Restriction for one-third (1/3) of your Restricted Units (rounding down to the nearest whole number of Units, the “First Unit Tranche”) will begin on the Grant Date and end on the first anniversary of the Grant Date. The Period of Restriction for one-third (1/3) of your Restricted Units (rounding down to the nearest whole number of Restricted Units, the “Second Unit Tranche”) will begin on the Grant Date and end the second anniversary of the Grant Date. The Period of Restriction for each of your Units not included in either the First or the Second Unit Tranches (the “Third Unit Tranche”) will begin on the Grant Date and end the third anniversary of the Grant Date.

(c) Each Unit Tranche will be due and payable in the form of cash after the conclusion of the Period of Restriction applicable to that Unit Tranche, at the time specified in Section 8, only if the Committee determines in writing that the Company met one or more of the Section 162(m) Goals for the calendar year immediately preceding the end of that Period of Restriction. The “Section 162(m) Goals” shall be the following:

(1) Positive Company Adjusted Income for the calendar year immediately preceding the end of the Period of Restriction.

(2) Positive Company Total Shareholder Return for the calendar year immediately preceding the end of the Period of Restriction.

(3) For purposes of this Section 1(c), the following definitions shall apply:

(a) “Adjusted Income” means income from continuing operations before provision for income tax, excluding net investment gains (losses) (determined in accordance with Section 3(a) of Article 7.04 of SEC Regulation S-X), which includes total net investment gains (losses) and net derivatives gains (losses).

(b) “Total Shareholder Return” means the change (plus or minus) from the Initial Closing Price to the Final Closing Price, plus dividends (if any) actually paid on Shares on a reinvested basis during the applicable period. “Initial Closing Price” means the average Closing

Price for the twenty (20) trading days prior to the first day of the applicable period. “Final Closing Price” means the average Closing Price for the twenty (20) trading days prior to and including the final day of the applicable period.

2. Changes of Status. The terms of this Section 2 describe how various events affect a Unit Tranche during its Period of Restriction. Each Unit Tranche is, during its Period of Restriction, an “Outstanding Unit Tranche.” For purposes of this Section 2, your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment. If a Change of Control occurs prior to any of the events described in this Section 2, any applicable terms of Section 3 will supersede the terms of this Section 2.

(a) Disability. In the event of your qualification for Disability benefits, the Standard Settlement Terms will continue to apply to your Outstanding Unit Tranches. Notwithstanding any other terms of this Section 3, if you qualify for Disability benefits no subsequent Termination, other than a Termination for Cause, shall affect your Restricted Units.

(b) Death. In the event of your Termination due to your death, each of your Outstanding Unit Tranches will be valued at the Closing Price on the date of death and due and payable in cash.

(c) Approved Retirement. In the event of your Termination by reason of an Approved Retirement, the Standard Settlement Terms will continue to apply to your Outstanding Unit Tranches. Subject to Section 2.1(e) of the Plan, you do not need special approval from the Administrator for an Approved Retirement.

(d) Termination for Cause. Notwithstanding any other terms of this Section 2, in the event of your Termination for Cause, your Outstanding Unit Tranches will be forfeited immediately.

(f) Other Terminations. Unless the Administrator determines otherwise, , if no other provision in this Section 2 regarding change of status applies, each of your Outstanding Unit Tranches will be forfeited immediately upon your Termination.

3. Change of Control. The terms of this Section 3 describe how a Change of Control will affect an Outstanding Unit Tranche. If any of the events described in Section 2 occurs prior to a Change of Control, any applicable terms of Section 2 will supersede the terms of this Section 3.

(b) Except as provided in Section 3(c), and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs, your Outstanding Unit Tranches will be due and payable in the form of cash equal to the number of your Outstanding Unit Tranches multiplied by the Change of Control Price. Any payment will be made at the time specified in Section 8.

(c) The terms of Section 3(b) will not apply to your Outstanding Unit Tranches if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Outstanding Unit Tranches. “Alternative Award” shall have the same meaning as that term under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan. Any such Alternative Award shall not accelerate the timing of payment or otherwise violate Code Section 409A.

4. Nontransferability of Awards. Except as otherwise permitted by the Administrator, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Restricted Units, other than by will or by the laws of descent and distribution.

5. Estate. Benefits remaining unpaid at your death will be paid to your estate, except as otherwise required by law.

6. Tax Withholding. The Paying Affiliate may withhold amounts it determines are necessary to satisfy tax withhold responsibilities by withholding amounts from payment made under this Agreement, or from other payments due to you to the extent permissible under law, an amount sufficient to satisfy the minimum statutory United States, state, local or other applicable tax withholding requirements. The Paying Affiliate will defer payment until this requirement is satisfied.

7. Adjustments. The Administrator will make appropriate adjustments in the terms and conditions of your Restricted Units in recognition of unusual or nonrecurring events affecting the Company or its financial statements as provided in the Plan. The Administrator’s determinations in this regard will be conclusive. No additional Restricted Units will be credited to you on the occasion of the payment of any cash dividend on Common Stock or any other payment in connection with such Common Stock.

8. Timing of Payment.

(a) This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly.

(b) If payment is due and payable under Section 2(b), it will be made upon your death.

(c) If payment is due and payable under Section 3(b), and the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days of the Change of Control. If payment is due and payable under Section 3(b), and the Change of Control that causes payment to be due and payable is not a “change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section 8(d).

(d) If payment is due and payable under the Standard Settlement Terms, payment will be made by March 15 of the calendar year after the expiration of the applicable Period of Restriction for the Unit Tranche; provided, however, that if you were given the opportunity to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate, such as may have occurred in connection with the beginning of your employment, and chose to defer payment, then payment will be made at the time determined under that plan.

9. Closing Price. “Closing Price” is defined in the Plan.

10. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company or an Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company or an Affiliate.

11. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware of the United States of America, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any other action regarding this Agreement must be brought in a court in the State of New York of the United States of America, to which jurisdiction the Administrator, the Global Affiliate and you consent, to the maximum extent consistent with law.

12. Miscellaneous.

(a) For purposes of this Agreement, “Committee” and “Administrator” includes any direct or indirect delegate of the Committee or Administrator as defined in the Plan or otherwise and (unless otherwise indicated) the word “Section” refers to a Section in this Agreement. “Shares” refer to shares of Common Stock. Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan.

(b) Any determination or interpretation by the Administrator pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control. This Agreement and the Plan represent the entire agreement between you and all Affiliates regarding your Restricted Units. No promises, terms, or agreements of any kind regarding your Restricted Units that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable.

(c) Your Restricted Units are not Shares and do not give you the rights of a holder of Shares. You will not be credited with additional Restricted Units on account of any dividend paid on Shares.

(d) To the extent that that your Restricted Units are replaced by an award payable in Shares, the Administrator may, in its discretion, require you at any time to immediately sell such Shares, in which case, the Administrator shall have the authority to issue sales instructions in relation to such Shares on your behalf. No Shares will be issued or no cash will be paid if that issuance or payment would result in a violation of applicable law, including United States securities laws and any other applicable securities laws.

(e) Payment pursuant to your Restricted Units is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. The grant of Restricted Units to you is not intended to be a public offering of securities, and the Company has not submitted any registration statement, prospectus, or other securities filing with authorities, except where required by law. Your Restricted Units have not been, and will not be, reviewed by or registered with any securities authorities, including but not limited to the securities authorities of Argentina. In accordance with Circular 99 of 2001, from

Chile’s Superintendence of Securities, the grant of the Restricted Units hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. To the extent that this is a private placement in Chile, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of any securities authorities in Chile. This Agreement and all other materials pertaining to your Restricted Units have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to this offer. If you have any doubts about any of the contents of the materials pertaining to your Restricted Units, you should obtain independent professional investment advice.

(f) You agree to repatriate all payments under this Agreement (or, to the extent that that your Units are replaced by an award payable in Shares, cash attributable to Shares you acquire), to the extent required under any applicable legal requirements, such as foreign exchange rules and regulations in your country of residence or country of employment.

(g) Your Restricted Units are subject to the Company’s performance-based compensation recoupment policy (which currently covers only officers or officer-equivalent employees of the Company and its Affiliates) in effect from time to time.

(h) Regardless of any action the Company or any Affiliate takes with respect to any or all tax withholding (including social insurance contributions and payment on account obligations, if any), you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your beneficiary or estate) and that neither the Company nor any Affiliate makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of any of your Restricted Units, including the grant or payment on account of the Performance Units, and that neither the Company nor any Affiliate commits to structure the terms of the grant of or any aspect of any Restricted Units to reduce or eliminate your (or you estate’s or any heir’s) liability for such tax. You agree to take any and all actions as may be required to comply with your personal tax obligations.

(i) If you are resident and/or employed in a country that is a member of the European Union, this Agreement is intended to comply with the provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Equal Treatment Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement are invalid or unenforceable, in whole or in part, under the Equal Treatment Rules, the Administrator, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(j) You agree that this Agreement and any other documents related to the Plan or your Restricted Units are to be presented to you in English. If any such document is translated into a language other than English, the English version will control.

(k) The collection, processing and transfer of your personal data is necessary for the Company’s administration of the Plan, this Agreement and your Restricted Units. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by any Affiliates or the Company, and others who provide them services related to your Restricted Units (“Service Providers”), for the exclusive purpose of implementing, administering and managing your participation in the Plan. In accepting this agreement, you acknowledge that:

(1) the Affiliates and the Company hold certain personal information about you, including, but not limited to, your name, home address, telephone number, date of birth, social insurance number or other identification number, employee identification number, salary, nationality, job title, or shares of stock or directorships held in Affiliates and the Company, details of all Restricted Units awarded, forfeited, on which payment has been made, and/or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”);

(2) the Affiliates, the Company, and Service Providers will transfer Data amongst themselves as necessary for the implementation, administration and management of the Plan, that these recipients may be located in your country, the European Economic Area, the United States, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country, that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative and you authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party;

(3) Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including but not limited to any applicable retention period necessary for effective or lawful administration of the Plan;

(4) you may, at any time, exercise your rights under law, to obtain confirmation as to the existence of the Data, verify the content, origin and accuracy of the Data, request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data, and oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in it. You may seek to exercise these rights by contacting your local human resources manager; and

(5) you are not obligated to consent to the collection, use, processing and transfer of Data. However, if you refuse to grant consent under this Section by failing to accept this Agreement you will not receive any Restricted Units pursuant to this Agreement, and if you subsequently withdraw your consent under this Section you will forfeit all of your Restricted Units. You may contact your local human resources representative for more information on the consequences of your refusal to consent or withdrawal of consent.

(l) In accepting this Agreement, you acknowledge that:

(1) the Plan and this Agreement are each established voluntarily by one or more of the Company and its Affiliates, and that each is discretionary in nature and may be modified, suspended or terminated at any time, as provided in the Plan and this Agreement, respectively;

(2) the grant of your Restricted Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Units, or benefits in lieu of Restricted Units, even if Restricted Units have been granted repeatedly in the past;

(3) all decisions with respect to future Restricted Units grants, if any, will be at the discretion of the Committee or Administrator, including, but not limited to, the timing of any grants, the number of Restricted Units and vesting provisions;

(4) your participation in the Plan is voluntary;

(5) the Restricted Units are an extraordinary item which is outside the scope of your employment contract, if any;

(6) the Restricted Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, Termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(7) the Restricted Unit grant will not be interpreted to form an employment contract or relationship with any Affiliate or the Company, and you are not an employee of the Company;

(8) the future Closing Price of Common Stock is unknown and cannot be predicted with certainty;

(9) to the fullest extent permitted by law, no claim or entitlement to compensation or damages arises from termination of the Restricted Units or diminution in value of the Restricted Units and you irrevocably release the Company and each Affiliate from any such claim that may arise; and

(10) in the event of your Termination, neither your eligibility, nor any right to receive Restricted Units, nor any period within which payment may be made on account of your Restricted Units, if any, will be extended beyond the period specified under this Agreement by any notice period mandated under law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of your Termination, your right to payment on account of your Restricted Units, if any, will not be extended by any notice period mandated under law.

(m) The Administrator may impose other requirements as a condition of your Restricted Units, to the extent the Committee or Administrator determines, in its discretion, that such other requirements are necessary or advisable in order to comply with law or facilitate the operation or administration of this Agreement, your Restricted Units, or the Plan. To the extent the Administrator determines in its discretion that you are required to execute any document or undertaking for this purpose, you agree to do so.

13. Amendments. The Administrator has the exclusive right to amend this Agreement as long as the amendment is consistent with the Plan. The Administrator will give written notice to you (or, in the event of your death, to your estate) of any amendment as promptly as practicable after its adoption.

14. Additional Terms.

(a) You acknowledge that, subject to the terms of Section 14(d) of this Agreement, the obligation to make each payment due under this Agreement, if any, shall be the obligation of the Global Affiliate or, if different, the Paying Affiliate rather than the Global Affiliate. To the extent the Global Affiliate is aware that you are subject to United States income taxation at the time a payment is due, the Paying Affiliate shall be incorporated in the United States or a jurisdiction that has a comprehensive tax treaty with the United States. The obligation to make payments under this Agreement shall be unfunded and unsecured. In no event shall the Company be obligated to make payments due under this Agreement. The Global Affiliate and you agree and acknowledge that, to the extent consistent with applicable law, neither the Restricted Units, this Agreement, the Plan nor any rights, obligations, terms and conditions set forth therein or in connection therewith, constitute securities, negotiable instruments, or derivatives instruments or transactions.

(b) Payments pursuant to Section 3 will be made in your then-current payroll currency (or another currency of your choosing) at a reasonable US currency exchange rate chosen in good faith by the Administrator or the Paying Affiliate. Otherwise, any payment due to you will be made in your then-current payroll currency (or other currency of the Administrator or Paying Affiliate’s choosing) at a United States currency exchange rate determined by the Administrator or the Paying Affiliate in their discretion.

(c) To the extent any separate or additional consideration is necessary under applicable law to effectuate the parties’ intentions to be bound by the terms of this Agreement, you agree to pay US$1.00 (One Dollar 00/100 currency of the United States of America) to the Global Affiliate, which shall not be refundable to you.

(d) Notwithstanding anything in this Agreement to the contrary, the Administrator may, at any time prior to payment for your Restricted Units, in its sole discretion, find that the Company or an Affiliate has made an award to you intended to substitute for the Restricted Units (including but not limited to a contingent right to acquire Common Stock), and that such substitute award is subject to such material terms and conditions that are no less favorable than the material terms and conditions governing your Restricted Units and that provide for the same timing for payment as apply to your Restricted Units. Upon such a finding, the Administrator may, in its sole discretion, cancel your Restricted Units in light of that substitute award without additional compensation to you.

15. Post-Employment Terms Applicable to Insiders and Executive Officers.

(a) The terms of this Section 15 shall apply if you are an Insider or an “executive officer” of the Company under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, at any time during the Period of Restriction for a Unit Tranche, notwithstanding any other terms of this Agreement, other than Section 3, to the contrary. If a

Change of Control occurs prior to the finding described in Section 15(b), any applicable terms of Section 3 will supersede the terms of this Section 15. For purposes of this Section 15, “Insider” means someone subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

(b) If the Committee reasonably finds that, at any time during the Period of Restriction for a Unit Tranche, whether during your employment with the Company and its Affiliates or thereafter, you directly or indirectly owned any interest in, managed, controlled, participated in, consulted with, or rendered services, as an officer, director, employee, partner, member, consultant, independent contractor or agent, to any person or entities currently engaged in business activities which compete (or will compete based on the anticipated plans of the Company at the time of your employment termination) with the business of MetLife in the United States of America, United Arab Emirates, Hong Kong (Special Administrative Region of the People’s Republic of China), Argentina, United Kingdom and/or in any other country in which MetLife conducts business or has plans to conduct business during your employment or as of the date your employment terminated, then, to the maximum extent permissible by law, your Outstanding Unit Tranches will be immediately forfeit.

(c) Notwithstanding the terms of Section 11 to the contrary, this Section 15 will be construed in accordance with and governed by the laws of the State of New York, regardless of the law that might be applied under principles of conflict of laws.

IN WITNESS WHEREOF, the Global Affiliate has caused its duly authorized officer to execute, and you have executed, this Agreement effective on the Grant Date.

[COMPANY]		EMPLOYEE

By:
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